Exhibit 99.1

Worldwide NFT, Inc. Provides Shareholder Update

Worldwide NFT, Inc. (OTCMKT: WNFT), provides the following update to the company’s shareholders.

With the completion of the company’s name change and forward split, WNFT is now awaiting the conclusion of the court proceedings with former officer, Warwick Calasse. Mr. Calasse has appealed the lower court’s rulings regarding the cancellation of shares, previously issued to him, to the Nevada Supreme Court. While the company is confident that the rulings will be upheld, it is unlikely that the company can enter into any acquisition or reverse merger agreement during the course of this litigation. As such, no such transactions can be deemed to be pending.

WNFT reminds shareholders and prospective investors to rely only on the company’s statements and NOT the musings of unrelated parties regarding any transaction or other company event.

WNFT has entered into an agreement with Forwardly, Inc. (OTCMKT: FORW), whereby Forwardly will purchase an WNFT warrant providing the right to purchase 5 million WNFT warrant shares at $.32 per warrant share. The warrant must be exercised either in full or in part within two years of issuance. Forwardly will pay WNFT $200,000 for this warrant. Mr. Sharp is the CEO of both WNFT and Forwardly.

WNFT is in the process of negotiating up to $5 million in equity financing to be used as operational capital by successful acquisition or reverse merger targets.

About Forwardly, Inc.

Forwardly is an opportunity investor seeking to partner in fresh ideas. The company is headed by George Sharp, a longtime whistleblower, advocate against microcap fraud, and defender of shareholder rights. In addition to his continued participation in these activities, Mr. Sharp consults to public companies, attorneys and those associated with the financial markets. He is also a former consultant to OTC Markets Group, Inc. Further information about Forwardly, Inc. can be obtained through its website at www.ForwardlyPlaced.com

About Worldwide NFT, Inc.

WNFT is now in discussions/negotiations to acquire assets in the NFT (Non-Fungible Tokens) and Blockchain space. NFTs can be exchanged or traded equivalently like other cryptographic assets as they are financial securities consisting of digital data stored in a blockchain, a form of distributed ledger. The ownership of an NFT is recorded in the blockchain, and can be transferred by the owner, allowing NFTs to be sold and traded.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:

Forwardly, Inc.

3535 Executive Terminal Drive

Suite 110

Henderson, NV 89052

702-840-4433